Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Paul Carousso

(914) 595-8218

VISANT CORPORATION ANNOUNCES 2010 THIRD QUARTER RESULTS

ARMONK, NY, November 10, 2010 — VISANT CORPORATION today announced results for its third fiscal quarter ended October 2, 2010, including consolidated net sales of $224.3 million, compared to consolidated net sales of $235.9 million for the comparable period in 2009. The company reported a consolidated net loss of $21.6 million for the third fiscal quarter of 2010, compared to consolidated net income of $0.8 million for the comparable period in 2009. Visant reported consolidated adjusted earnings before net interest expense, provision for income taxes and depreciation and amortization expense (Adjusted EBITDA), as defined in the accompanying summary of financial data, of $44.9 million for the third fiscal quarter of 2010 compared to consolidated Adjusted EBITDA of $43.4 million for the comparable period in 2009.

For the nine-month period ended October 2, 2010, consolidated net sales were $989.4 million, compared to $1,000.3 million for the first nine months of fiscal year 2009. Consolidated net income decreased during the first nine months of fiscal year 2010 to $76.1 million compared to net income of $89.4 million for the comparable period in fiscal year 2009. Consolidated Adjusted EBITDA totaled $295.8 million for the first nine months of fiscal year 2010 compared to Adjusted EBITDA of $283.1 million for the comparable period in fiscal year 2009.

Net sales of the Scholastic segment decreased $0.7 million, or 2%, to $42.5 million for the third fiscal quarter of 2010 from $43.2 million for the third fiscal quarter of 2009. The decrease was primarily attributable to lower volume in our jewelry products offset in part by the incremental impact from acquisitions completed during 2009 and 2010.

Net sales of the Memory Book segment decreased $3.0 million, or 4%, to $74.7 million for the third fiscal quarter of 2010 compared to $77.7 million for the third fiscal quarter of 2009, primarily due to lower volume of memory books.

Net sales of the Marketing and Publishing Services segment decreased $7.9 million, or 7%, to $107.1 million for the third fiscal quarter of 2010 from $115.0 million for the third fiscal quarter of 2009. This decrease was primarily attributable to lower volume in our publishing services operations offset in part by higher volume in our direct marketing operations.

Adjusted EBITDA for the Scholastic segment was essentially flat, decreasing $0.2 million to a loss of $9.0 million for the third fiscal quarter of 2010 from a loss of $8.8 million for the third fiscal quarter of 2009. The decrease in Adjusted EBITDA was primarily due to lower volume and higher precious metal costs in our jewelry products.

Adjusted EBITDA for the Memory Book segment increased $2.6 million, or 11%, to $26.4 million for the third fiscal quarter of 2010 compared to $23.8 million for the prior year comparative period. The increase in Adjusted EBITDA was primarily due to the impact of cost reductions and efficiencies.

Adjusted EBITDA for the Marketing and Publishing Services segment decreased $0.9 million, or 3%, to $27.4 million for the third fiscal quarter of 2010 from $28.3 million for the third fiscal quarter of 2009. This decrease was primarily attributable to lower volume in our publishing services operations. The decrease was offset in part by higher volume in our direct marketing operations, cost savings from facility consolidations in the Marketing and Publishing Services segment and other operational cost reductions.

Net sales of our Scholastic segment for the nine-month period ended October 2, 2010 increased by $7.0 million, or 2%, to $332.0 million compared to $325.0 million for the nine-month period ended October 3, 2009. The increase was primarily attributable to the incremental impact from acquisitions completed during 2009 and 2010 as well as higher prices in our jewelry and non-jewelry scholastic products.

Net sales for the Memory Book segment were $358.4 million for the nine-month period ended October 2, 2010 compared to $369.5 million for the nine-month period ended October 3, 2009, a decrease of 3%. The decrease was primarily attributable to lower volume of memory books.

Net sales of the Marketing and Publishing Services segment decreased $7.0 million, or 2%, to $299.1 million for the first fiscal nine months of 2010 compared to $306.1 million during the first fiscal nine months of 2009. This decrease was primarily attributable to lower volume in our publishing services operations offset in part by higher volume in our sampling operations.

For the nine-month period ended October 2, 2010, the Scholastic segment reported Adjusted EBITDA of $53.5 million, compared to $53.8 million for the prior year comparative period. This slight decrease was primarily due to higher precious metal costs year-over-year offset somewhat by higher prices in both our jewelry and non-jewelry scholastic products.

Our Memory Book segment reported Adjusted EBITDA of $165.7 million for the nine-month period ended October 2, 2010, an increase of $6.4 million, or 4%, compared to $159.3 million for the nine-month period ended October 3, 2009. The increase was primarily due to the impact of cost reductions and efficiencies.

The Marketing and Publishing Services segment reported Adjusted EBITDA of $76.6 million for the nine-month period ended October 2, 2010, an increase of $6.5 million, or 9%, compared to $70.1 million for the nine-month period ended October 3, 2009. This increase was primarily due to higher volume in our sampling operations and the impact of cost reduction initiatives, offset in part by lower volumes in our publishing services operations.

As of October 2, 2010, Visant’s consolidated debt, comprised of the outstanding indebtedness under its senior secured credit facilities and its 10.00% senior notes due 2017, was $2,109.0 million, including $92.5 million drawn on our seasonal revolver and $16.5 million of equipment financing and capital lease obligations. Visant’s cash position at October 2, 2010 totaled $9.5 million.

Visant has provided a reconciliation of net income to EBITDA and Adjusted EBITDA in the accompanying summary of financial data. Adjusted EBITDA for the 2009 fiscal year has been adjusted to exclude non-recurring costs incurred in connection with certain legal proceedings ongoing during such period.

Supplemental data has also been provided for Visant’s three segments: Scholastic, Memory Book and Marketing and Publishing Services.

CONFERENCE CALL

The company’s regular quarterly conference call concerning the third quarter results will be webcast live today at 10:00 a.m. Eastern Standard Time on the Investor Information section of Visant’s website at www.visant.net.

ABOUT OUR COMPANY

Visant Corporation is a leading marketing and publishing services enterprise servicing the school affinity, direct marketing, fragrance and cosmetics, and educational and trade publishing segments.

The company has three reportable segments:

Scholastic - provides services in conjunction with the marketing, sale and production of class rings and an array of graduation products and other scholastic affinity products to students and administrators primarily in high schools, colleges and other post-secondary institutions.

Memory Book - provides services in conjunction with the publication, marketing, sale and production of school yearbooks, memory books and related products that help people tell their stories and chronicle important events.

Marketing and Publishing Services - provides services in conjunction with the development, marketing, sale and production of multi-sensory and interactive advertising sampling systems, primarily for the fragrance, cosmetics and personal care segments, and provides innovative products and related services to the direct marketing sector. The group also produces book components primarily for the educational and trade publishing segments.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release may contain forward-looking statements including, without limitation, statements concerning our operations, our economic performance and financial condition. Forward-looking statements are not historical facts, but only predictions and generally can be identified by use of statements that include such words as “may”, “might”, “will”, “should”, “estimate”, “project”, “plan”, “anticipate”, “expect”, “intend”, “outlook”, “believe” and other similar expressions that are intended to identify forward-looking statements and information. These forward-looking statements are based on estimates and assumptions by our management that, although we believe to be reasonable, are inherently uncertain and subject to a number of risks and uncertainties. These risks and uncertainties include, without limitation, those identified under “Risk Factors” in our Annual Report on Form 10-K for the year ended January 2, 2010.

The following list represents some, but not necessarily all, of the factors that could cause actual results to differ from historical results or those anticipated or predicted by these forward-looking statements: our substantial indebtedness and our ability to service the indebtedness; our inability to implement our business strategy in a timely and effective manner; global market and economic conditions; levels of customers’ advertising and marketing spending, including as may be impacted by economic factors and general market conditions; competition from other companies; fluctuations in raw material prices; our reliance on a limited number of suppliers; the seasonality of our businesses; the loss of significant customers or customer relationships; Jostens’ reliance on independent sales representatives; our reliance on numerous complex information systems; the amount of capital expenditures required at our businesses; developments in technology and related changes in consumer behavior; the reliance of our businesses on limited production facilities; actions taken by the U.S. Postal Service and changes in postal standards and their effect on our marketing services business, including as such changes may impact competition for our sampling systems; labor disturbances; environmental obligations and liabilities; adverse outcome of pending or threatened litigation; the enforcement of intellectual property rights; the impact of changes in applicable law and regulations; the textbook adoption cycle and levels of government funding for education spending; and control by our stockholders.

We caution you that the foregoing list of important factors is not exclusive. In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements may not in fact occur. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly or revise any of them in light of new information, future events or otherwise, except as required by law.

Comparisons of results for current and prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

The following information contains financial measures other than in accordance with generally accepted accounting principles and should not be considered in isolation from or as a substitute for the company’s historical consolidated financial statements. The company presents this information because management uses it to monitor and evaluate the company’s ongoing operating results and trends, and the covenants in its debt agreements are tied to these measures. The company believes this information provides investors with an understanding of the company’s operating performance over comparative periods.

VISANT CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three months ended		Nine months ended
In thousands	October 2, 2010	October 3, 2009	October 2, 2010	October 3, 2009
Net sales	$224,287	$235,901	$989,389	$1,000,273
Cost of products sold	120,585	128,071	451,104	462,342

Gross profit	103,702	107,830	538,285	537,931
Selling and administrative expenses	98,374	92,717	347,313	337,771
(Gain) loss on disposal of fixed assets	(303)	(223)	203	(453)
Special charges (1)	995	2,395	3,383	14,816

Operating income	4,636	12,941	187,386	185,797
Loss on repurchase and redemption of debt	9,693	—	9,693	—
Interest expense, net	18,372	13,419	45,675	41,975

(Loss) income before income taxes	(23,429)	(478)	132,018	143,822
(Benefit from) provision for income taxes	(1,861)	(1,306)	55,951	54,420

Net (loss) income	$(21,568)	$828	$76,067	$89,402

Adjusted EBITDA (2)	$44,863	$43,371	$295,804	$283,129

Adjusted EBITDA Reconciliation:
In thousands
Net (loss) income	$(21,568)	$828	$76,067	$89,402
Interest expense, net	18,372	13,419	45,675	41,975
(Benefit from) provision for income taxes	(1,861)	(1,306)	55,951	54,420
Depreciation and amortization expense	25,647	25,154	77,303	75,909

EBITDA	20,590	38,095	254,996	261,706

Special charges (1)	995	2,395	3,383	14,816
Costs of legal proceedings and associated resolution (3)	275	527	9,301	1,640
(Gain) loss on disposal of fixed assets	(303)	(223)	203	(453)
Loss on repurchase and redemption of debt	9,693	—	9,693	—
Stock based compensation (4)	10,045	—	10,045	—
Other (5)	3,568	2,577	8,183	5,420

Adjusted EBITDA (2)	$44,863	$43,371	$295,804	$283,129

(1)	Special charges for the third fiscal quarter ended October 2, 2010 included $0.5 million of costs in the Scholastic segment associated with the closure of our Unadilla, Georgia facility including $0.4 million of severance and related benefits and $0.1 million of other facility closure costs. Also included in special charges for the third fiscal quarter ended October 2, 2010 were $0.4 million of costs associated with the exit of certain leased office space and $0.1 million of costs associated with reductions in force in our Marketing and Publishing Services segment.

Special charges for the nine-month period ended October 2, 2010 included $1.6 million and $0.5 million related to cost reduction initiatives in our Scholastic and Memory Book segments, respectively, and $1.3 million of costs related to cost reduction initiatives and facility consolidations in the Marketing and Publishing Services segment. Included in these costs was approximately $0.2 million in the aggregate of non-cash asset impairment charges in our Scholastic and Marketing and Publishing Services segments.

Special charges for the third fiscal quarter ended October 3, 2009 included $1.7 million of costs in the Memory Book segment primarily related to the closure of Jostens’ Winston-Salem, North Carolina facility, approximately $1.6 million of which represented non-cash facility-related asset impairment charges related to facility consolidation activity. In addition, the Scholastic segment reported $0.2 million of severance and related benefits for associated headcount reductions related to the closure of the Marysville, Ohio facility. Also included in special charges for the third fiscal quarter ended October 3, 2009 were $0.5 million of facility consolidation costs and costs associated with reductions in force in our Marketing and Publishing Services segment. These costs included $0.3 million of severance and related benefits for associated headcount reductions related to facility consolidation and reductions in force and $0.2 million of other facility consolidation costs.

Special charges for the nine-month period ended October 3, 2009 included $8.4 million in the Memory Book segment primarily related to cost reduction initiatives and the closure of Jostens’ Winston-Salem, North Carolina facility. These charges included approximately $4.2 million of severance and related benefits for associated headcount reductions with respect to the Winston-Salem facility closure and certain other reductions in force and $4.1 million of non-cash facility related asset impairment charges related to facility consolidation activity. The Scholastic segment reported $0.9 million of cost reduction initiatives and $0.5 million of non-cash asset impairment charges related to the closure of Jostens’ Attleboro, Massachusetts facility. Additionally, the Marketing and Publishing Services segment reported $5.0 million of costs related to facility consolidation activity and other reductions in force which included $3.2 million of severance and related benefits for associated headcount reductions, $1.4 million of non-cash costs related to asset impairment charges and $0.4 million of other facility consolidation costs.

(2)	Adjusted EBITDA is defined as net income plus net interest expense, income taxes, depreciation and amortization, excluding certain non-recurring items. Adjusted EBITDA excludes certain items that are also excluded for purposes of calculating required covenant ratios and compliance under the indenture governing our outstanding notes and our senior secured credit facilities. As such, Adjusted EBITDA is a material component of these covenants. Non-compliance with the financial ratio maintenance covenants contained in our senior secured credit facilities could result in the requirement to immediately repay all amounts outstanding under such facilities, while non-compliance with the debt incurrence ratio contained in the indenture governing our senior notes would prohibit Visant and its restricted subsidiaries from being able to incur additional indebtedness other than pursuant to specified exceptions. Adjusted EBITDA is not a presentation made in accordance with generally accepted accounting principles in the United States of America (GAAP), is not a measure of financial condition or profitability and should not be considered as an alternative to (a) net income (loss) determined in accordance with GAAP or (b) operating cash flows determined in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Because not all companies use identical calculations, this presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.
(3)	Reflects non-recurring costs incurred in connection with the company’s defense and prosecution of previously disclosed legal proceedings with each of U.S. Customs and Border Protection and Herff Jones and related parties and recent actions taken to resolve such matters.
(4)	Reflects amounts included in selling and administrative expenses in connection with the recognition by Visant of 2010 stock-based compensation expense.
(5)	Other charges for the quarter ended October 2, 2010 included $0.9 million of management fees, $0.7 million of non-recurring inventory costs associated with the company’s strategic decision to no longer sell certain products in the Scholastic segment, $0.6 million of costs related to the relocation of certain manufacturing equipment and facility consolidation in connection with the closure of certain facilities in the Scholastic and Marketing and Publishing Services segments, $0.2 million of acquisition-related costs in the Scholastic segment, and $1.2 million of other costs that are non-recurring in nature.

Other charges for the nine-month period ended October 2, 2010 included $2.6 million of management fees, $2.0 million of costs related to the relocation of certain manufacturing equipment and facility consolidation in connection with the closure of certain facilities in the Scholastic and Marketing and Publishing Services segments, $1.0 million of acquisition-related costs and $0.7 million of non-recurring inventory costs associated with the company’s strategic decision to no longer sell certain products in the Scholastic segment and $1.9 million of other costs that are non-recurring in nature.

Other charges for the quarter ended October 3, 2009 included $1.3 million of consolidation costs in connection with the closure of certain facilities, $0.8 million of management fees, $0.2 million of additional rent in connection with the relocation of certain operating facilities and $0.2 million of other costs that are non-recurring in nature.

Other charges for the nine months ended October 3, 2009 included $2.5 million of management fees, $2.0 million of consolidation costs in connection with the closure of certain facilities, $0.5 million of additional rent in connection with the relocation of certain operating facilities and $0.4 million of other costs that are non-recurring in nature.

VISANT CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL DATA (UNAUDITED)

	Three months ended		$ Change	% Change
In thousands	October 2, 2010	October 3, 2009
Net sales
Scholastic	$42,544	$43,232	$(688)	(2)%
Memory Book	74,663	77,690	(3,027)	(4)%
Marketing and Publishing Services	107,080	114,979	(7,899)	(7)%
Inter-segment eliminations	—	—	—	NM

	$224,287	$235,901	$(11,614)	(5)%

Adjusted EBITDA
Scholastic	$(8,995)	$(8,769)	$(226)	(3)%
Memory Book	26,446	23,809	2,637	11%
Marketing and Publishing Services	27,412	28,331	(919)	(3)%

	$44,863	$43,371	$1,492	3%

Adjusted EBITDA margin	20%	18%

NM = not meaningful

	Nine months ended
In thousands	October 2, 2010	October 3, 2009	$ Change	% Change
Net sales
Scholastic	$331,949	$324,986	$6,963	2%
Memory Book	358,351	369,470	(11,119)	(3)%
Marketing and Publishing Services	299,108	306,090	(6,982)	(2)%
Inter-segment eliminations	(19)	(273)	254	NM

	$989,389	$1,000,273	$(10,884)	(1)%

Adjusted EBITDA
Scholastic	$53,521	$53,786	$(265)	(0)%
Memory Book	165,716	159,270	6,446	4%
Marketing and Publishing Services	76,567	70,073	6,494	9%

	$295,804	$283,129	$12,675	4%

Adjusted EBITDA margin	30%	28%

NM = not meaningful